                                  EXHIBIT 11.1


                  CALCULATION OF PRO FORMA NET LOSS PER SHARE
                   (In thousands, except per share amounts)

                                            Three months ended       Nine months ended
                                               September 30,           September 30,
                                           ---------------------   ---------------------
                                             1996        1995        1996        1995
                                           ---------   ---------   ---------   ---------
Weighted Average Common and Common
 Equivalent Shares:
  Series A Preferred Stock...............       750         750         750         750
  Series B Preferred Stock...............       120         120         120         120
  Series C Preferred Stock...............       818         818         818         818
  Series D Preferred Stock...............       690         386         690         349
  Series E Preferred Stock...............     4,214       3,877       4,116       3,877
  Series F Preferred Stock...............       180          30          91          30
  Common Stock...........................     1,245       1,230       1,241       1,230
  Common Stock Options...................       305         305         305         305
  Warrants...............................        12          12          12          12
                                            -------     -------     -------     -------
                                              8,334       7,528       8,143       7,491
                                            =======     =======     =======     =======

Net Loss                                    $(1,235)    $(1,115)    $(9,124)    $(2,640)
                                            =======     =======     =======     =======
Pro forma net loss per common and
 common equivalent share                    $ (0.15)    $ (0.15)    $ (1.12)    $ (0.35)
                                            =======     =======     =======     =======
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